TECHNICAL ASSISTANCE AND

MARKETING SUPPORT AGREEMENT

BY AND BETWEEN

ATAGENCER, LLC

AND

POLYMER ENERGY, LLC

DATED AS OF JUNE 26, 2003

i

ii

TECHNICAL ASSISTANCE AND
MARKETING SUPPORT AGREEMENT

          THIS TECHNICAL ASSISTANCE AND MARKETING SUPPORT AGREEMENT (the “Agreement”), is made and entered into as of June 26, 2003 by and between ATAGENCER, LLC, a limited liability company organized under the laws of the State of Ohio, U.S.A. (“Atagencer”), and POLYMER ENERGY, LLC, a limited liability company organized under the laws of the State of Ohio, U.S.A., (“Company”).

ARTICLE 1

DEFINITIONS

          For the purposes of this Agreement, the following Definitions of terms shall apply.  Any capitalized terms not otherwise defined herein shall have the definitions given to such terms in the Joint Venture Agreement.

                    1.1     Affiliate.  Any Person that controls, is controlled by, or is under common control with, another Person.

                    1.2     Agents.  The officers, employees, consultants or other representatives of any of the Parties or of the Company.

                    1.3     Ancillary Agreements.  The following are the Ancillary Agreements and the Parties thereto:

(a)

License Agreement.  License Agreement dated as of the Effective Date between Zbigniew Tokarz, Trustee U/A Dated June 26, 2003, as licensor, and the Company, as licensee, concerning the Polymer Recycling Technology (“License Agreement”).

(b)

Technical Assistance Agreements.  This Agremeent and the Technical Assistance and Marketing Support Agreement dated as of the Effective Date between the Company and the Zalewski Trust (“Technical Assistance Agreements”).

(c)	Management Agreement. Management and Marketing Agreement dated as of the Effective Date between the Company and NTI (“Management Agreement”).

(d)	Operating Agreement. Operating Agreement of the Company dated as of the Effective Date among the Atagencers of the Company.

                    1.4     Atagencer.  Atagencer, LLC, a limited liability company organized under the laws of the State of Ohio, U.S.A.

                    1.5     At Cost.  Without profit component of any kind, direct or indirect, to the particular Party in the given case (although nothing herein shall preclude such Party from recovering all costs - direct and indirect - arising out of any transaction with the proscription “At Cost”).

                    1.6     Business.  The commercial exploitation of the Polymer Recycling Technology and any Other Agreed Upon Technology throughout the Territory, including the manufacturing, promotion and sale of Products, the providing of Services, and all other methods of commercialization of the Intellectual Property Rights.

                    1.7     Change of Control.  Any change in ownership, management, control or scope of business activities of a Party that could affect the performance of the duties and/or obligations of such Party under the Joint Venture Agreement or any of the Ancillary Agreements.

                    1.8     Company.  Polymer Energy, LLC, a limited liability company organized under the laws of the State of Ohio, U.S.A. as a joint venture entity pursuant to the Joint Venture Agreement to conduct the Business in the Territory.

                    1.9     Effective Date.  The date of this Agreement.

                    1.10     Intellectual Property Rights.  The Polymer Recycling Technology and  any Other Agreed Upon Technology, includng the Know-How, Materials, Processes, Trademarks, and Trade Secrets, (all as hereinafter defined), collectively, as the same currently exist and shall hereafter be modified, developed and/or acquired by the Company.

                    1.11     Joint Venture Agreement.  The Joint Venture Agreement dated as of the Effective Date by and among Atagencer, the Tokarz Trust, the Zalewski Trust and NTI relating to the formation and governance of the Company and the conduct of the Business (the “Joint Venture Agreement”).

                    1.12     Know-How.  The technology, formulae, methods and procedures developed by the Company which are unique in nature and essential or useful in the commercial exploitation of the Polymer Recycling Technology and any Other Agreed Upon Technology, together with all improvements and modifications with respect thereto.

                    1.13     Materials.  The constituent materials and chemicals of one or more formulations developed by the Company which are required for commercial exploitation of the Polymer Recycling Technology and any Other Agreed Upon Technology.

                    1.14     Net Sales.  The gross proceeds received by the Company from the commercial exploitation of the Polymer Recycling Technology and any Other Agreed Upon Technologies in normal, bona fide commercial transactions on an arm’s length basis to, by, with, or through an entity which is not affiliated with any Party to this Agreement, less (i) sales discounts (including sales rebates); (ii) sales returns; (iii) shipping and transaction costs, such as Value Added Tax, CIF charges and packaging expenses; and (iv) sales commissions to third parties.

                    1.15     New Atagencer Technology.  Any new technology developed by Atagencer or Mehmet Gencer during the term of this Agreement that is determined by the Parties to be desirable by the Company as part of the Business and that subsequently becomes an Other Agreed Upon Technology.

                    1.16     NTI.  Northern Technologies International Corporation, a corporation organized under the laws of the State of Delaware, U.S.A.

                    1.17     Operating Agreement.  The Operating Agreement of the Company dated as of the Effective Date.

                    1.18    Other Agreed Upon Technologies.  In conformity with the objectives of the Parties to expand the Business over time, products, materials and/or technologies, including any New Atagencer Technology, identified by the Parties over time which are both compatible with the Business and susceptible of being profitably marketed through and/or by the Company in the Territory.  Upon agreement of the Parties, in writing, to adopt such new products, materials and/or technologies within the scope of the Company’s activities, and successful negotiation of all requisite commercial rights to commercialize such new products, materials and/or technologies in the Territory, such new products, materials and/or technologies shall be deemed to be incorporated within the Business as “Other Agreed Upon Technologies” to be treated as set forth in the Joint Venture Agreement and/or the Ancillary Agreements.

                    1.19     Parties.  The parties to this Agreement and their successors and permitted assigns.

                    1.20     Person.  Any corporation, partnership, limited liability company or other entity, however denominated, and any natural person.

                    1.21     Polymer Recycling Technology.  A method for continuous conversion of polyolefinic plastics wastes (such as polyethylene or polypropylene) to a liquid mixture of non-saturated and saturated hydrocarbons, constituting high quality paraffin, and a device to realize said method, including, without limitation, certain rights to the patents, patent applications, know-how and related intellectual property described in Exhibit A attached to the Joint Venture Agreement.

                    1.22     Processes.  The procedures utilizing the Know-How for the manufacture of Products as developed and specified by the Company, together with any improvements of and modifications to the same as it relates to the manufacturing of Products, together with future technology, knowledge and product development which is useful in the manufacture of Products.

                    1.23     Products.  Any products, including machinery and equipment, manufactured by or for the Company utilizing the Polymer Recycling Technology and any Other Agreed Upon Technologies, incorporating the Materials or Processes, or utilizing the Trademarks, all of which have been developed by and are owned and/or licensed by the Company.

                    1.24     Prototype.  A prototype of the machinery and equipment required to practice or use the Polymer Recycling Technology.

                    1.25     Services.  Services utilizing or based upon the Polymer Recycling Technology or any Other Agreed Upon Technology.

                    1.26     Territory.  All NAFTA countries (including Canada, the United States and Mexico) and all countries of Asia (including all ASEAN countries as well as India, Japan, China and Turkey), as well as any other countries as shall be agreed among the Parties.

                    1.27     Tokarz.  Zbigniew Tokarz, a natural Person.

                    1.28     Tokarz Trust.  Irrevocable Trust Agreement of Zbigniew Tokarz dated June 26, 2003.

                    1.29     Trademarks.  Any trademarks now or hereafter owned or licensed by the Company in connection with the Business, including all trade literature, technical specifications and application instructions and promotional material pertaining thereto, together with all ancillary trademark registrations, which may differ between various jurisdictions.

                    1.30     Trade Secrets.  Trade Secrets includes both Company Trade Secrets (as defined in Section 13.1 of the Joint Venture Agreement) and Shareholder Trade Secrets (as defined in Section 14.1 of the Joint Venture Agreement).

                    1.31     Zalewski.  Maciej Zalewski, a natural Person.

                    1.32     Zalewski Trust.  Irrevocable Trust Agreement of Maciej Zalewski dated June 26, 2003.

ARTICLE 2

TECHNICAL ASSISTANCE TO BE
PROVIDED BY ATAGENCER

                    2.1     Technical Assistance Relative to Products.  Atagencer (through Mehmet Gencer) shall provide the Company with technical advice with respect to the effective use of the Polymer Recycling Technology, applications engineering support in response to customer requirements for the development of the Polymer Recycling Technology, analysis and advice relating to Processes and catalysts that might be used in connection with the Polymer Recycling Technology, and technical assistance in the manufacturing of Products incorporating the Polymer Recycling Technology in the Territory. In addition, Atagencer and Mehmet Gencer shall assist the Company in responding to technical problems which might arise from the use of the Polymer Recycling Technology (proper and improper), and in the evaluation of potential new applications of the Polymer Recycling Technology for specific customers.

                    2.2     Development of New Application Technologies.  Atagencer and Mehmet Gencer shall continue their efforts to expand the range of applications of the Polymer Recycling Technology and shall make any tangible results of such efforts available to the Company.

ARTICLE 3

MARKETING SUPPORT

                    3.1     Marketing Support Relative to Polymer Recycling Technology.  Atagencer (through Mehmet Gencer) shall provide the Company with assistance in marketing the Polymer Recycling Technology in the Territory and in responding to inquiries with respect to the proper application, including potential new applications, of the Polymer Recycling Technology in the Territory.

                    3.2     Improvements in Marketing.  Atagencer and Mehmet Gencer shall continue their efforts to improve the marketing techniques for the Polymer Recycling Technology, and shall make any tangible results of all such efforts available to the Company within the compensation to be paid by the Company to Atagencer pursuant to Article 6 hereof.

                    3.3     Sales Promotion Tools.  Atagencer (through Mehmet Gencer) shall provide support and assistance in the sales promotion and advertising efforts of the Company (“Sales Promotion Tools”). Atagencer (through Mehmet Gencer) shall provide all text, photographs, artwork and mats, if any, that Atagencer or Mehmet Gencer has developed for its own proprietary Sales Promotion Tools, to the Company At Cost, upon the reasonable request of the Company.

                    3.4     Participation in Trade Fairs.  At the Company’s request, and upon mutual agreement as to timing, cost and scope, Atagencer and Mehmet Gencer shall provide support to the Company in designing and preparing display material for the Company. Atagencer and Mehmet Gencer shall also provide technical staff for the Company’s booth at appropriate Trade Fairs in the Territory, to promote the commercialization of the Polymer Recycling Technology in the Territory.

                    3.5     Joint Sales Calls.  Upon mutual agreement, proper advance planning and identification of suitable prospects, Atagencer and Mehmet Gencer shall make sales calls in the Territory jointly with NTI and/or the Company sales staff to promote the sale of Products or Services utilizing the Polymer Recycling Technology in the Territory.

                    3.6     Assistance re: Potential Customers and Financing Sources.  Atagencer (through Mehmet Gencer) shall use its best efforts to introduce the Company and NTI to Persons (particularly industrial entities) and governmental entities that are (a) potential customers for Products or Services of the Company and/or (b) potential sources of grants, loans and other sources of financing for the future development of the Polymer Recycling Technology and any Other Agreed Upon Technologies and for conducting and enhancing the Business.  Atagencer (through Mehmet Gencer) shall assist the Company in structuring proposals or applications for grants, loans and other types of financings and shall provide such other assistance to the Company in connection with its efforts to obtain grants, loans and other types of financing as the Company or NTI may reasonably request.

ARTICLE 4

INTERNATIONAL COORDINATION AND SUPPORT

          It is recognized by the Parties that a major element in the Technical Assistance and Marketing Support provided by Atagencer relates to the integration of the Business within the worldwide “Federation” of NTI and NTI ASEAN Affiliates. Therefore, the Technical Assistance and Marketing Support provided to the Company shall include:

                    4.1     Identification of International Customers.  Atagencer and Mehmet Gencer shall, together with NTI, identify potential international companies working in the Territory and attempt to determine which of these have become significant users of services or products utilizing the Polymer Recycling Technology in the United States and in the respective territories of other NTI and Affiliates. Following such research into pre-existing customers, Atagencer and Mehmet Gencer shall provide lists of significant users of services or products utilizing the Polymer Recycling Technology it identifies, together with appropriate references, photographs and other available information as to appropriate applications of the Polymer Recycling Technology for each international customer identified to the Company for use in the Territory.

                    4.2     Participation in Worldwide Conferences.  Atagencer and Mehmet Gencer shall participate in appropriate worldwide and regional strategic conferences, marketing seminars and technical exchanges organized by NTI and/or its Affiliates for their joint venture partners.

ARTICLE 5

OTHER AGREED UPON TECHNOLOGIES

                    5.1     Uncertainty as to Market Structure.  The Parties recognize that the structure of the market for each Other Agreed Upon Technology in the Territory may require a different marketing approach from that required by the structure of the market for the Polymer Recycling Technology. There is therefore an element of uncertainty relative to the market for Other Agreed Upon Technologies in the Territory, for planning purposes.

                    5.2     Determination of Services to be Performed.  Accordingly, under this Technical Assistance Agreement, Atagencer and Mehmet Gencer shall use their best efforts to perform essentially the same range of services with respect to Other Agreed Upon Technologies that Atagencer and Mehmet Gencer do in the ordinary course of business with respect to the Polymer Recycling Technology, adjusted as commensurate to the commercial and financial potential of each individual market for Other Agreed Upon Technologies in the Territory.

ARTICLE 6

PAYMENTS FOR TECHNICAL ASSISTANCE
AND MARKETING SUPPORT SERVICES

                    6.1     Basis for Payments.  The Company shall make payments to Atagencer as provided in this Article 6 in consideration of all services performed by Atagencer and Mehmet Gencer as set forth in Articles 2, 3, 4 and 5 hereof. The payments set forth herein shall be made throughout the entire term of this Agreement as compensation in full for the services specified and duly provided by Atagencer and Mehmet Gencer to the Company.

                    6.2     Payments for Services Relative to Polymer Recycling Technology.  The Company shall pay to Atagencer an amount equal to three and three-quarters percent (3.75%) of Net Sales for Atagencer’s and Mehmet Gencer’s services to the Company under this Agreement. Such payments, less applicable withholding tax, shall be paid in U.S. Dollars to an account or accounts as may be designated by Atagencer from time to time.

                    6.3     Payments for Services Relative to Other Agreed Upon Technologies.  Payments to be made to Atagencer with respect to services to the Company relating to Other Agreed Upon Technologies shall be as agreed between the Parties on a case-by-case basis. Atagencer shall perform substantially the same services under this Agreement with respect to Other Agreed Upon Technologies that it does with respect to the Polymer Recycling Technology. Accordingly, payments to Atagencer for its services with respect to Other Agreed Upon Technologies under this Agreement shall, unless otherwise agreed between the Parties, be equal (as a percentage of Net Sales of each Other Agreed Upon Technology) to the payments paid by the Company to Atagencer for its services hereunder with respect to the Polymer Recycling Technology.

                    6.4     When a Sale is Deemed to Occur.  A sale shall be deemed to have occurred when goods or services based upon the Polymer Recycling Technology or the Other Agreed Upon Technologies have been billed, or (if not billed) delivered to and fully paid for by a customer.

                    6.5     Support Year.  The term “Support Year” shall mean any twelve (12) month period ending on 31 August, except that the first Support Year shall commence on the Effective Date, and end at the next 31 August date.

                    6.6     Statements to Atagencer.  Within sixty (60) days after the last day of each quarterly period in each Support Year, the Company shall:

(a)

Prepare and deliver to Atagencer a complete and accurate statement setting forth for the quarter just ended and separately and cumulatively for and with respect to all elapsed quarterly periods for the Support Year:

(i)

The total amount of Net Sales (broken down in reasonable detail by individual volumes and customers and showing all  costs and discounts leading to the establishment of the Net Sales figure for each customer);

	(ii)	The total amount of compensation, based upon such Net Sales related to Polymer Recycling Technology (computed as hereinbefore provided) payable to Atagencer for its services hereunder;

(iii)

The total amount of Net Sales of Other Agreed Upon Technologies (broken down in reasonable detail by individual volumes and customers and showing all costs and discounts leading to the establishment of the Net Sales figure for each customer); and

	(iv)	The total amount of compensation, based upon such Net Sales of Other Agreed Upon Technologies (computed as hereinbefore provided) payable to Atagencer for its services to the Company hereunder.

(b)	Pay to Atagencer the full amount to which it is entitled for and with respect to the period or periods of the Support Year covered by the statement(s) provided for in Section 6.6.(a) hereof.

                    6.7     Books and Records .  The Company covenants and agrees:

(a)

That it will keep complete and accurate commercial and financial records and books of account showing the amount of billings to customers and the amount of deductions therefrom in arriving at Net Sales and all additional data and information which may be reasonably necessary to enable Atagencer’s independent accountants to verify the completeness and accuracy of each item of information which the Company is required to set forth in each of the statements referred to in Section 6.6(a);

(b)

That it will keep all such commercial and financial records and books of account at its principal office and will preserve all such records and books of account for a period of not less than three (3) years from and after the date on which such records or the last entry in such books of account was made, whichever shall be later; and

(c)

That it will make such commercial and financial records, books of account, data and information available to Atagencer’s representatives and to Atagencer’s independent accountants and will give to such representatives or accountants free and complete access, at any reasonable time or times, to all such records, books of account, data and information, for the purposes of examining the same and verifying the completeness and accuracy of each item of  information which the Company is required to set forth in each of the statements referred to in Section 6.6(a) hereof. In addition, Atagencer shall have the right to make copies of any of the foregoing. The independent accountants of the Company shall in the ordinary course of business provide written confirmation and certification to Atagencer, at least annually, of the data supplied to Atagencer pursuant to Section 6.6(a) hereof. The cost of such reports shall be borne by the Company. In the event that Atagencer shall cause its representatives to confirm or verify the accuracy of the data supplied by the Company, then the costs and fees of such representatives shall be borne by Atagencer unless such representatives shall determine, to the satisfaction of the Company’s independent accountants, that there is a variation in the reporting of Net Sales of five percent (5%) or more, in which event the costs and fees of Atagencer’s representatives and/or accountants shall be borne by the Company.

ARTICLE 7

[RESERVED]

ARTICLE 8

[RESERVED]

ARTICLE 9

TERM OF AGREEMENT

                    9.1     Indefinite Term.  This Agreement shall become effective on the Effective Date and shall, unless otherwise terminated in accordance with the provisions hereof, continue in effect for an indefinite term of years.

                    9.2     Termination.  This Agreement, having become effective as of the Effective Date hereof, shall continue in effect unless:

(a)	Terminated in accordance with Section 9.3 and/or Section 9.4 hereof;

(b)

Terminated by either Party by reason of a material Breach or Default of this Technical Assistance Agreement by the other Party which has not been cured or remedied in accordance with Article 10 hereof; or

(c)

Terminated automatically, in conjunction with the termination of the Joint Venture Agreement or any of the Ancillary Agreements by a Party thereto by reason of a material Breach (as therein defined) or Default (as therein defined) of any such agreement by a Party thereto, which Breach or Default has not been cured or remedied in accordance with the curative provisions thereof. In such event this Agreement shall likewise terminate on the same date, without any further act or notice given by a Party hereto.

                    9.3     Termination Upon Change of Control of a Party.  In the event that a Change of Control of a Party hereto shall occur, then the other Party or Parties may, upon six (6) months prior written notice given to such Party, terminate this Agreement, unless the Change of Control of such Party shall have been effected upon prior notification and with the written understanding of the other Party.

                    9.4     Termination Upon Bankruptcy or Insolvency.  If a Party hereto shall become bankrupt or insolvent or shall file any debtor relief proceedings, or if there shall be filed in Court against a Party legal proceedings or bankruptcy or insolvency or reorganization or for the appointment of a receiver or trustee of all or a portion of such Party’s property, or if a Party makes an assignment for the benefit of creditors or petitions for or enters into an arrangement for debtor relief and such proceedings as are described aforesaid are not dismissed within a period of ninety (90) days after the institution thereof, then, at the option of the other Party, this Agreement shall forthwith terminate by written notice given to the Party who has filed, instituted or against whom any of the proceedings aforesaid have been brought; provided that if a stay has been granted by a Trustee or Judge in Bankruptcy by virtue of which this Agreement is to be deemed an executory contract, then the other Party shall continue to perform under the terms of this Agreement if:

(a)	Payments due under this Agreement for past obligations are rendered in full by the Party subject to such proceedings;

(b)	Payments due under this Agreement for present obligations are rendered by the Party subject to such proceedings pursuant to a payment schedule acceptable to the other Party or Parties; and

(c)	All other provisions of this Agreement are complied with fully by the Party subject to such proceedings.

                    9.5     Payment of Amounts Due.  In the event of termination of this Agreement, each Party shall pay to the other Party all amounts due and owing pursuant to this Agreement prior to the effective date of termination.

                    9.6     Cooperation Upon Termination.  Upon termination of this Agreement, the Company shall cooperate with Atagencer transferring any Atagencer Intellectual Property Rights, and Atagencer Trade Secrets, to Atagencer or its designated assignee.

                    9.7     Non-Release of Obligations.  The termination of this Agreement shall not release the Parties from their obligations to settle all financial accounts between themselves in  cash forthwith. Notwithstanding the termination hereof, each Party shall be responsible for the performance of all of its obligations and responsibilities hereunder up to the effective date of termination. Upon termination of this Agreement, Atagencer Intellectual Property Rights together with Atagencer Trade Secrets shall continue to be kept secret and confidential by the Company.

                    9.8     Cessation of Rights Upon Termination.  Upon the termination of this Agreement, for reason of Default or Breach of this Agreement or of the Joint Venture Agreement or of any Ancillary Agreement, all rights which the Party in Default (“Defaulting Party”) may have under or pursuant to this Agreement shall forthwith cease and terminate. If a dispute as to whether a Default or Breach exists is submitted to Arbitration under Article 11 hereof, the Parties shall jointly appoint a trustee or agent to oversee the execution of the duties hereunder and the protection of the rights hereunder of the Party allegedly in Default or Breach. If the Parties cannot agree on a trustee or agent for such purposes, the Arbitration Panel shall forthwith appoint same.

ARTICLE 10

DEFAULT

                    10.1     Event of Default.  A Default (“ Default”) hereunder shall exist in the event of:

(a)	Non-payment of funds by one Party to another Party when due and owing; or

(b)	A material Breach (“Breach”) of any other provision of this Agreement, or

(c)	A Default under the Joint Venture Agreement.

                    10.2     Remedies Upon Default or Breach.  The remedies available to each Party in an instance of Default or Breach by the other Party shall be as follows:

(a)

If a Party shall fail to make any payments required hereunder after the same are due, (other than due to governmental delays) or if it shall commit a Default or Breach in the performance of, or by failure to observe and comply with, any other material term or provision of this Agreement to be performed, observed or complied with by it, then the Party against whom such Default or Breach shall have been committed shall have the right to declare a Default and terminate this Agreement unless the Party in Default or Breach shall cure such failure to pay, or cause the same to be cured, within thirty (30) days (fifteen (15) days in case of monetary default) after receipt of written notice from the other Party, provided, however, that if the Party in Default or Breach commences to cure same within the curative period specified herein, then the right of termination shall be held in abeyance for a  reasonable period of time so long as the Party in Default or Breach proceeds to cure such Default or Breach with due diligence. A Party’s right of termination shall be in addition to and not in limitation of any of his other rights at law or in equity based upon the other Party’s Default or Breach. Any notice of termination shall stipulate the effective date of termination which shall be not less than three (3) months nor more than six (6) months following the date that such notice is given.

(b)

Notwithstanding the forgoing, in the event of a violation of Article 8 hereof by a Party hereto, the other Party may at its sole discretion terminate this Agreement with immediate effect upon giving notice to the Party in Default or Breach of Article hereof as provided herein.

                    10.3     Non-Waiver of Rights.  A Party’s failure to terminate this Agreement on account of any Breach or Default by the other Party as provided in Section 10.1 or 10.2 hereof shall in no event constitute or be deemed to constitute a waiver by such Party of its right to terminate this Agreement at any time while any such Breach or Default continues (subject to the provisions of Section 10.2 hereof), or on account of any subsequent Breach or Default by a Party.

ARTICLE 11

DISPUTE RESOLUTION

                    11.1     Dispute Resolution by Arbitration.  Any and all disputes, except as excluded        under Section 11.2 hereof, which may arise between the Parties during the term of this Agreement, after the termination thereof, or following the liquidation or dissolution of the Company, upon failure by the Parties to amicably resolve same after mutual good faith negotiations, shall be exclusively settled by arbitration, including but not limited to the following:

(a)	A dispute as to whether a Default exists;

(b)	A dispute as to whether a Default entitles the non-defaulting Party to terminate this Agreement;

(c)	A dispute as to the validity of this Article 11;

(d)	A dispute relating to the construction, meaning, interpretation, application or effect of this Agreement or anything contained herein;

(e)	A dispute as to the rights, obligations or liabilities of the Parties hereunder.

                    11.2     Disputes Not Subject to Arbitration.  Notwithstanding anything to the contrary set forth in this Agreement:

(a)	Arbitration may not be invoked regarding matters expressed in this Agreement to be agreed upon by or determined with the consent or approval of both Parties.

(b)

Arbitration may not be invoked if a Party violates the provisions of this Agreement relating to Company Intellectual Property Rights, and/or Company Trade Secrets, or Corporate Opportunity. In such event, the remedies set forth in Articles 8 or 10 hereof shall apply.

                    11.3     Conduct of Arbitration Proceedings. Such arbitration proceedings shall be conducted in the English language and shall be carried on in the City of Cleveland, Ohio, U.S.A., or any other place mutually agreeable to the Parties, under the UNCITRAL Arbitration Rules. With respect to the interpretation of this Technical Assistance Agreement, the laws of the State of Ohio, U.S.A. shall apply. Judgment upon the award rendered by the arbitrator in favor of the Prevailing Party, which shall include an award concerning the payment of costs, attorneys’ fees, and expenses of the arbitration proceedings, may be entered in any court of competent jurisdiction and assets may be attached in any country in the world pursuant to such judgment.

                    11.4     Designation of the “Prevailing Party”.  In each case in which arbitration is invoked under this Agreement, the Joint Venture Agreement or any of the Ancillary Agreements, the arbitration panel shall be required to designate one or the other Party as the Prevailing Party (“Prevailing Party”).

                    11.5     Punitive Damages Excluded.  The Prevailing Party in an arbitration proceeding convened hereunder shall be awarded in arbitration all reasonable damages plus documented costs incurred in pursuing its arbitration claim, including but not limited to legal fees and travel expenses, but shall not be entitled to exemplary or punitive damages.

ARTICLE 12

GENERAL PROVISIONS

                    12.1     Benefit of Parties.  All of the terms and provisions of this Agreement, the Joint Venture Agreement and of the other Ancillary Agreements shall be binding upon the Parties executing same and their respective permitted successors and assigns. Except as expressly provided herein, a Party may not assign its rights and obligations hereunder to a third party without the written consent of the other Party; provided, however, that a Party may assign this Agreement and all of a such Party’s rights hereunder (or a portion of this Agreement and the rights hereunder relating thereto) to, or provide for the performance of all or part of such Party’s obligations hereunder by, an entity which controls, is controlled by or is under common control with such Party. In such event, (i) the assignor shall unconditionally guarantee the performance and obligations of the assignee and shall not be released of its liabilities, obligations and responsibilities hereunder and (ii) the assignee shall expressly assume in writing and agree to perform such obligations, liabilities and responsibilities of the assignor.

                    12.2     Counterparts.  This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                    12.3     Cooperation.  During the term of this Agreement, each Party shall cooperate with and assist the other Party in taking such acts as may be appropriate to enable all Parties to effect compliance with the terms of this Agreement as well as those of the Joint Venture Agreement and the other Ancillary Agreements, and to carry out the true intent and purposes thereof.

                    12.4     Index, Captions, Definitions and Defined Terms. The captions of the Articles of this Agreement and subsections thereof are solely for convenient reference and shall not be deemed to affect the meaning or interpretation of any provisions hereof. Notwithstanding the foregoing, the Definitions set forth in Article 1 hereof, together with any other defined terms in this Agreement, as identified by their insertion in parentheses and quotation marks (“Defined Terms”), shall be incorporated herein as written, made a part hereof, and govern the interpretation of the text of this Technical Assistance Agreement, irrespective of whether such Definitions or Defined Terms appear in the text of this Agreement before or after they are defined.

                    12.5     Waiver of Compliance.  The Party for whose benefit a warranty, representation, covenant or condition is intended may in writing waive any inaccuracies in the warranties and representations contained in this Agreement or waive compliance with any of the covenants or conditions contained herein and so waive performance of any of the obligations of the other Parties hereto, and any Breach or Default hereunder; provided, however, that such waiver shall not affect or impair the waiving Party’s rights in respect to any other covenants, conditions, Breach or Default hereunder.

                    12.6     Force Majeure.  In the event that a Party is prevented or delayed from performing, fulfilling or completing an obligation provided for in this Technical Assistance Agreement as a result of delays caused by strikes, lock-outs, unavailability of materials, acts of God, acts of any national, state or local governmental agency or authority of a foreign government, war, insurrection, rebellion, riot, civil disorder, fire, explosion or the elements, then the time for performance, fulfillment or completion shall be extended for a period not exceeding the number of days by which the same was so delayed. If a force majeure event shall be in existence for one year or more, then either Party shall have the right to terminate this Agreement at any time thereafter by giving at least thirty (30) days written notice of termination to the other Party, provided that the force majeure event continues to be in effect as of the date that such notice is given.

                    12.7     Notices.  All notices, requests, demands or other communications which are required or may be given pursuant to the terms of this Agreement shall be in writing and delivery shall be effective in all respects if delivered (i) by telefax promptly confirmed by letter, (ii) personally, (iii) by registered or certified air mail, postage prepaid, or (iv) by neutral, commercial courier service such as Federal Express, DHL, UPS or equivalent, as follows:

If to Company, to:	Polymer Energy, LLC
23205 Mercantile Road
Beachwood, OH 44122
Telefax: 216-595-1741

If to Atagencer, to:	Atagencer, LLC
10988 Tanager Trail
Brecksville, OH 44141

or to such other address as may be specified in writing by any of the above.

                    12.8     Entire Agreement.  This Agreement, together with the Joint Venture Agreement and the other Ancillary Agreements, contain the entire understanding of the Parties as of the date of each such agreement. There are no representations, promises, warranties, covenants, agreements or undertakings other than those expressly set forth or provided for in this Agreement, the Joint Venture Agreement and the other Ancillary Agreements, and the same supersede all prior agreements and understandings between the Parties with respect to the relationships and transactions contemplated by this Agreement. It is the intent of the Parties to develop the relationship established hereunder, however, and to amend and supplement this Agreement so as to provide for expansion both of Net Sales and of the scope of the Business with Other Agreed Upon Technologies. Any amendment or supplement to this Agreement, the Joint Venture Agreement and the other Ancillary Agreements must, however, be clearly identified as such and set forth in writing (“Supplemental Documents”). Supplemental Documents may include Corporate Resolutions and/or other written exchanges between Parties, but must be manually signed, in the original, by duly authorized representatives of the Parties to constitute valid Supplemental Documents for purposes hereof.  In case of a conflict between the terms of this Agreement and the terms of the Joint Venture Agreement, the terms of the Joint Venture Agreement shall prevail.

                    12.9     Validity of Provisions.  Should any part of this Agreement, the Joint Venture Agreement, or the other Ancillary Agreements be declared by any court of competent jurisdiction to be invalid, such decision shall not affect the validity of the remaining portion, which remaining portion shall continue in full force and effect as if such instrument had been executed with the invalid portion thereof eliminated therefrom, it being the intent of the Parties that they would have executed the remaining portion without including any such part or portion which may for any reason be declared invalid. In the event that a provision of this Agreement, the Joint Venture Agreement, or any other Ancillary Agreement shall be declared to be invalid, then the Parties agree that they shall, in good faith, negotiate with one another to replace such invalid provision with a valid provision as similar as possible to that which had been held to be invalid, giving due recognition to the reason for which such provision had been held invalid.

                    12.10     Governmental Filings.  The Company shall be responsible for the preparation and filing of all necessary reports relating to this Agreement and the transactions contemplated hereby with each appropriate government agency in the Territory, and shall maintain all required governmental filings and permits current. Atagencer shall provide whatever  information and documentation reasonably required of and available to it in connection with the preparation and filing of such reports.

                    12.11     Payments.  Any payment to be made by the Company to Atagencer pursuant to any provision of this Agreement shall be made by means of a wire transfer or by means of a deposit to a bona fide bank account as designated by Atagencer.  Atagencer shall have the right to specify in writing any bank account to which payments due shall be made.

                    IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

POLYMER ENERGY, LLC	ATAGENCER, LLC

By: /s/	By:	/s/ Dr. Mehmet A. Gencer

Title:	Title: President

(“Company”)		(“Atagencer”)

APPROVAL OF MEHMET GENCER

          By his signature hereto Mehmet Gencer individually approves and agrees to the terms and provisions of this Agreement and agrees to be bound thereto to the extent that such terms and provisions are applicable to him, it being understood that Mehmet Gencer shall also have a direct right of action in his own name for the enforcement of the provisions of this Agreement.

/s/ Mehmet Gencer

MEHMET GENCER, Individually